Filed under Rule 424(b)(3), Registration Statement No. 333-13160
Pricing Supplement No. 86 — Dated Monday, May 19 2003 (To: Prospectus Dated February 28, 2001 and Prospectus Supplement Dated June 08, 2001)

CUSIP	Principal		Gross	Net	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Amount	Resale Price	Concession	Proceeds	Rate	Frequency	Date	Date	Amount	Option

2338E8NM7	$2,089,000.00	100.000%	.400%	$2,080,644.00	2.100%	semi-annual	05/15/2005	11/15/2003	$10.09	yes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup, Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS PaineWebber

CUSIP	Principal		Gross	Net	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Amount	Resale Price	Concession	Proceeds	Rate	Frequency	Date	Date	Amount	Option

2338E8NN5	$1,213,000.00	100.000%	.625%	$1,205,418.75	2.550%	quarterly	05/15/2006	08/15/2003	$5.88	yes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup, Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS PaineWebber

CUSIP	Principal		Gross	Net	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Amount	Resale Price	Concession	Proceeds	Rate	Frequency	Date	Date	Amount	Option

2338E8NPO	$1,707,000.00	100.000%	1.000%	$1,689,930.00	3.500%	monthly	05/15/2008	06/15/2003	$2.24	yes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup, Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS PaineWebber

CUSIP	Principal		Gross	Net	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Amount	Resale Price	Concession	Proceeds	Rate	Frequency	Date	Date	Amount	Option

2338E8NQ8	$8,256,000.00	100.000%	2.000%	$8,090,880.00	5.500%	monthly	05/15/2018	06/15/2003	$3.51	yes

Redemption Information: Callable at 100.000% on 5/15/2006 and every coupon date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup, Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS PaineWebber
The DaimlerChrysler North America InterNotes will be subject to redemption at the option of DaimlerChrysler North America Holding Corporation, in whole on the interest payment date occurring 05/15/2006 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the DaimlerChrysler North America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

DaimlerChrysler North America Holding Corporation
1000 Chrysler Drive
Auburn Hills MI 48326-2766
$4,000,000,000.00
DaimlerChrysler North America InterNotes

Trade Date: Monday, May 19, 2003 @ 12:00 PM ET
Settle Date: Thursday, May 22, 2003
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0262 via BNY Clearing Services, LLC

§ If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is the trade mark of INCAPITAL, LLC. All Rights Reserved.